Exhibit 99.1

SURGERY PARTNERS, INC. ANNOUNCES FIRST QUARTER 2024 RESULTS
RAISES FULL YEAR 2024 GUIDANCE

BRENTWOOD, Tenn., May 7, 2024 (GLOBE NEWSWIRE) - Surgery Partners, Inc. (NASDAQ:SGRY) ("Surgery Partners" or the "Company"), a leading short-stay surgical facility owner and operator, today announced results for the first quarter ended March 31, 2024.

•Revenues increased 7.7% to $717.4 million compared to the prior year period
◦Same-facility revenues increased 10.2%
•Net loss attributable to Surgery Partners, Inc. was $12.4 million
◦Adjusted EBITDA was $97.5 million, representing 8.2% growth compared to the prior year period
•Adjusted EBITDA margin improved year-over-year to 13.6%
•Full year guidance raised to at least $3.05 billion in revenue and at least $505 million in Adjusted EBITDA

Wayne DeVeydt, Executive Chairman of the Board of Surgery Partners, noted, "We are proud to report strong growth in Adjusted EBITDA and revenue, both ahead of our expectations. We achieved these results by continuing to focus on exceptional clinical quality and value, operational execution and the strategic impact of physician recruiting and acquisitions. Our same-facility revenue growth in excess of 10% continues to demonstrate our performance outpacing our long-term growth algorithm."
Eric Evans, Chief Executive Officer, stated, "In addition to the strength of our quarter, we closed on a number of targeted acquisitions in late April, including a large system acquisition that includes a specialty surgery hospital, ASC and physician practices. Our year-to-date acquisitions, robust de novo pipeline, as well as execution on all of our key growth levers gives us confidence in our continued future growth including our ability to raise our 2024 revenue and Adjusted EBITDA guidance."
Dave Doherty, Chief Financial Officer, commented, "During the past six months, we completed multiple capital market transactions to enhance our balance sheet while providing further upside in an improving rate environment. With strong market support, we refinanced our term loan, increased our revolver, refinanced our unsecured senior notes and recently we entered into forward starting interest rate caps to hedge our future interest rate exposure. We now have no material debt maturities until 2030 and have capped our interest rate exposure."
First Quarter 2024 Results
Revenues for the first quarter of 2024 increased 7.7% to $717.4 million from $666.2 million for the first quarter of 2023. Same-facility revenues for the first quarter of 2024 increased 10.2% from the same period last year, with an 8.8% increase in revenue per case and a 1.3% increase in same-facility cases. For the first quarter of 2024, the Company’s Adjusted EBITDA was $97.5 million, compared to $90.1 million for the same period last year.
Liquidity
Surgery Partners had cash and cash equivalents of $185.2 million and $607.3 million of borrowing capacity under its revolving credit facility at March 31, 2024. Cash flows from operating activities was $40.7 million for the first quarter of 2024, compared to $74.5 million in the prior year quarter. The year-over-year change is due to the timing of receivable collections, the majority of which has been received or is expected to be received in the second/early third quarter of 2024. The Company continues to expect strong operating and free cash flow growth over 2023.
The Company’s ratio of total net debt to EBITDA, as calculated under the Company’s credit agreement, was approximately 3.5x at the end of the first quarter of 2024.

2024 Outlook
The Company raised its outlook for 2024 revenues to be at least $3.05 billion and projects 2024 Adjusted EBITDA to be at least $505 million.
Conference Call Information
Surgery Partners will hold a conference call today, May 7, 2024 at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-451-6152, or for international callers, 1-201-389-0879. A replay will be available three hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13746011. The replay will be available until May 21, 2024.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.surgerypartners.com. The replay will also be available on this same website for a limited time following the call.
To learn more about Surgery Partners, please visit the Company's website at www.surgerypartners.com. Surgery Partners uses its website as a channel of distribution for material Company information. Financial and other material information regarding Surgery Partners is routinely posted on the Company's website and is readily accessible.
About Surgery Partners
Headquartered in Brentwood, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 180 locations in 33 states, including ambulatory surgery centers, surgical hospitals, multi-specialty physician practices and urgent care facilities. For additional information, visit www.surgerypartners.com.
Forward-Looking Statements
This press release contains forward-looking statements, including those regarding growth, our anticipated operating results for future periods and other similar statements. These statements can be identified by the use of words such as "believes," "anticipates," "expects," "intends," "plans," "continues," "estimates," "predicts," "projects," "forecasts," "may," "could," and similar expressions. All forward-looking statements are based on current expectations and beliefs as of the date of this release and are subject to risks, uncertainties and other factors that may cause actual results to differ materially from the expectations discussed in, or implied by, the forward-looking statements. Many of these factors are beyond our ability to control or predict including, without limitation, reductions in payments from government health care programs and private insurance payors, such as health maintenance organizations, preferred provider organizations, and other managed care organizations and employers; our ability to contract with private insurance payors; changes in our payor mix or surgical case mix; failure to maintain or develop relationships with physicians on beneficial or favorable terms, or at all; the impact of payor controls designed to reduce the number of surgical procedures; our efforts to integrate operations of acquired businesses and surgical facilities, attract new physician partners, or acquire additional surgical facilities; supply chain issues, including shortages or quality control issues with surgery-related products, equipment and medical supplies; competition for physicians, nurses, strategic relationships, acquisitions and managed care contracts; our ability to attract and retain qualified health care professionals; our ability to enforce non-compete restrictions against our physicians; our ability to manage material liabilities whether known or unknown incurred as a result of acquiring surgical facilities; the impact of future legislation and other health care regulatory reform actions, and the effect of that legislation and other regulatory actions on our business; our ability to comply with current health care laws and regulations; the outcome of legal and regulatory proceedings that have been or may be brought against us; the impact of cybersecurity attacks or intrusions, changes in the regulatory, economic and other conditions of the states where our surgical facilities are located; our indebtedness; the social and economic impact of a pandemic, epidemic or outbreak of a contagious disease, such as COVID-19, on our business; and the risks and uncertainties identified and discussed from time to time in the Company’s reports filed with the SEC, including in Item 1A under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and other reports filed with the SEC. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this report, or to reflect the occurrence of unanticipated events or circumstances.
Use of Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States ("GAAP") provided throughout this press release, Surgery Partners has presented the following non-GAAP financial measures: Adjusted net income (loss) attributable to common stockholders, Adjusted net income (loss) per share attributable to common stockholders, Adjusted EBITDA, Adjusted EBITDA related to unconsolidated affiliates, and Free Cash Flow, which exclude various items detailed in the "Reconciliation of Non-GAAP Financial Measures" below.
These non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. These non-GAAP financial measures are not presented in accordance with GAAP, and the Company’s computation of these non-GAAP financial measures may vary from similar measures used by other companies. These measures have limitations as an analytical tool and should not be considered in isolation or as a substitute or alternative to revenue, net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP.
SURGERY PARTNERS, INC.
Selected Consolidated Financial Data
(Dollars in millions, except per share amounts, shares in thousands)
(Unaudited)

	Three Months Ended March 31,
	2024	2023

Revenues	$717.4	$666.2
Operating expenses:
Salaries and benefits	215.2	202.2
Supplies	188.8	188.4
Professional and medical fees	82.6	74.6
Lease expense	21.4	21.4
Other operating expenses	54.1	45.6
Cost of revenues	562.1	532.2
General and administrative expenses	33.2	32.0
Depreciation and amortization	33.7	33.7
Transaction and integration costs	17.4	12.5
Net loss on disposals, consolidations and deconsolidations	1.5	10.5
Equity in earnings of unconsolidated affiliates	(2.7)	(3.3)
Litigation settlement	(1.8)	3.0
Other income, net	(2.0)	(0.8)
	641.4	619.8
Operating income	76.0	46.4
Interest expense, net	(47.3)	(46.8)
Income (loss) before income taxes	28.7	(0.4)
Income tax (expense) benefit	(4.4)	1.6
Net income	24.3	1.2
Less: Net income attributable to non-controlling interests	(36.7)	(26.1)
Net loss attributable to Surgery Partners, Inc.	$(12.4)	$(24.9)

Net loss per share attributable to common stockholders
Basic	$(0.10)	$(0.20)
Diluted (1)	$(0.10)	$(0.20)
Weighted average common shares outstanding
Basic	125,972	125,206
Diluted (1)	125,972	125,206
(1)The impact of potentially dilutive securities for all periods was not considered because the effect would be anti-dilutive.

SURGERY PARTNERS, INC.
Selected Financial and Operating Data
(Dollars in millions, except per case and per share amounts)
(Unaudited)

	March 31, 2024	December 31, 2023

Balance Sheet Data (at period end):
Cash and cash equivalents	$185.2	$195.9
Total current assets	895.9	895.0
Total assets	6,975.6	6,876.7

Current maturities of long-term debt	77.2	73.3
Total current liabilities	523.4	523.0
Long-term debt, less current maturities	2,793.8	2,701.8
Total liabilities	3,614.0	3,514.8

Non-controlling interests—redeemable	323.7	327.4

Total Surgery Partners, Inc. stockholders' equity	1,967.3	1,987.2
Non-controlling interests—non-redeemable	1,070.6	1,047.3
Total stockholders' equity	3,037.9	3,034.5

	Three Months Ended March 31,
	2024	2023

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$40.7	$74.5
Investing activities	(83.1)	(70.7)
Purchases of property and equipment	(21.0)	(24.3)
Payments for acquisitions, net of cash acquired	(54.6)	(40.7)
Purchases of equity investments	(2.0)	(9.6)
Financing activities	31.7	(41.2)
Distributions to non-controlling interest holders	(40.5)	(41.9)

	Three Months Ended March 31,
	2024	2023

Other Data:
Number of surgical facilities as of the end of period	165	145
Number of consolidated surgical facilities as of the end of period	124	118

Cases	153,392	150,954
Revenue per case	$4,677	$4,413
Adjusted EBITDA (1)	$97.5	$90.1
Adjusted EBITDA margin (2)	13.6%	13.5%
Adjusted net gain per share attributable to common stockholders - Basic (1)	$0.10	$0.08
Adjusted net gain per share attributable to common stockholders - Diluted (1)	$0.10	$0.08
Free Cash Flow (1)	$(9.2)	$20.5
(1)A reconciliation of these non-GAAP financial measures appears below.
(2)Defined as Adjusted EBITDA as a % of Revenues.

SURGERY PARTNERS, INC.
Supplemental Information
(Dollars in millions, except per case amounts)
(Unaudited)

	Three Months Ended March 31,
	2024	2023

Same-facility Information (1):
Cases	167,691	165,531
Case growth	1.3%	N/A
Revenue per case	$4,550	$4,183
Revenue per case growth	8.8%	N/A
Number of work days in the period	64	64
Case growth (days adjusted)	1.3%	N/A
Revenue growth (days adjusted)	10.2%	N/A

(1)Same-facility information includes cases and revenues from our consolidated and non-consolidated surgical facilities (excluding facilities acquired in new markets or divested during the current and prior periods).

	Three Months Ended March 31,
	2024	2023

Segment Revenues:
Surgical Facility Services	$692.7	$649.0
Ancillary Services	24.7	17.2
Total revenues	$717.4	$666.2

	Three Months Ended March 31,
	2024	2023

Adjusted EBITDA:
Surgical Facility Services	$126.7	$118.8
Ancillary Services	(1.4)	(1.4)
All other	(27.8)	(27.3)
Total Adjusted EBITDA	$97.5	$90.1

SURGERY PARTNERS, INC.
Reconciliation of Non-GAAP Financial Measures
(Dollars in millions, except per share amounts, shares in thousands)
(Unaudited)
The following table reconciles Adjusted EBITDA to income before income taxes in the reported consolidated financial information, the most directly comparable GAAP financial measure:

	Three Months Ended March 31,
	2024	2023

Income before income taxes	$28.7	$(0.4)

Net income attributable to non-controlling interests	(36.7)	(26.1)
Interest expense, net	47.3	46.8
Depreciation and amortization	33.7	33.7
Equity-based compensation expense	4.9	4.2
Transaction, integration and acquisition costs (1)	18.9	12.8
Net loss on disposals, consolidations and deconsolidations	1.5	10.5
Litigation settlements and regulatory change impact (2)	(1.2)	8.0
Undesignated derivative activity	—	0.6
Other	0.4	—
Adjusted EBITDA	$97.5	$90.1
(1)Includes transaction and integration costs of $17.4 million and $12.5 million for the three months ended March 31, 2024 and 2023, respectively. Further includes start-up costs related to de novo surgical facilities of $1.5 million and $0.3 million for the three months ended March 31, 2024 and 2023, respectively.
(2)Includes litigation settlement (gain) losses of $(1.8) million and $3.0 million for the three months ended March 31, 2024 and 2023, respectively. Also includes other litigation costs of $0.6 million and $0.6 million for the three months ended March 31, 2024 and 2023, respectively. Additionally, the three months ended March 31, 2023, includes $4.4 million related to the impact of recent changes in Florida law regarding the use of letters of protection.
(3)We use Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by management to assess operating performance, make business decisions and allocate resources. Non-controlling interests represent the interests of third parties, such as physicians, and in some cases, healthcare systems that own an interest in surgical facilities that we consolidate for financial reporting purposes. We believe that it is helpful to investors to present Adjusted EBITDA as defined above because it excludes the portion of net income attributable to these third-party interests and clarifies for investors our portion of Adjusted EBITDA generated by our surgical facilities and other operations. Adjusted EBITDA is not a measurement of financial performance under GAAP, and should not be considered in isolation or as a substitute for net income, operating income or any other measure calculated in accordance with GAAP. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating our financial performance. We believe such adjustments are appropriate, as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.
The following table provides supplemental information for Adjusted EBITDA related to unconsolidated affiliates:

	Three Months Ended March 31,
	2024	2023
Adjusted EBITDA related to unconsolidated affiliates:
Management fee revenues (1)(2)	$6.5	$4.9
Equity in earnings of unconsolidated affiliates (2)	2.7	3.3
Plus:
Start-up costs related to unconsolidated de novo surgical facilities (3)	0.8	0.3
Adjusted EBITDA related to unconsolidated affiliates	$10.0	$8.5
(1)Includes management and administrative service fees derived from the non-consolidated facilities that the Company accounts for under the equity method and management of surgical facilities in which it does not own an interest. Management fee revenues are included in Revenues on the Consolidated Statements of Operations.
(2)Included as a component of income before income taxes in the Adjusted EBITDA reconciliation table above.
(3)Start-up costs related to de novo surgical facilities are included in Transaction, integration and acquisition costs in the Adjusted EBITDA reconciliation table above.

The following table reconciles Free Cash Flow to net cash provided by operating activities in the reported condensed consolidated financial information, the most directly comparable GAAP financial measure:

	Three Months Ended March 31,
	2024	2023

Net cash provided by operating activities	40.7	74.5

Less: Maintenance capital expenditures	(9.4)	(12.1)
Less: Distributions to non-controlling interest holders	(40.5)	(41.9)
Free Cash Flow (1)	$(9.2)	$20.5

Growth capital expenditures	(11.6)	(12.2)
Maintenance capital expenditures	(9.4)	(12.1)
Purchases of property and equipment	$(21.0)	$(24.3)
(1)Free Cash Flow is defined as cash flow provided by operating activities, less distributions to non-controlling interest holders and less maintenance capital expenditures, which are capital expenditures primarily to maintain our existing facilities. We use the non-GAAP measure of Free Cash Flow as a measure of liquidity to determine amounts we can reinvest in our core businesses, such as amounts available to make acquisitions and invest in growth projects. Our calculation of Free Cash Flow may not be comparable to similarly titled measures reported by other companies.

From time to time, the Company incurs certain non-recurring gains or losses that are normally non-operational in nature and that it does not consider relevant in assessing its ongoing operating performance. When significant, Surgery Partners’ management and its Board of Directors typically exclude these gains or losses when evaluating the Company’s operating performance and in certain instances when evaluating performance for incentive compensation purposes. Additionally, management believes that certain investors and equity analysts exclude these or similar items when evaluating the Company’s current or future operating performance and in making informed investment decisions regarding the Company. Accordingly, the Company provides adjusted net gain attributable to common stockholders and adjusted net gain per share attributable to common stockholders as supplements to the comparable GAAP financial measures. Adjusted net gain attributable to common stockholders and adjusted net gain per share attributable to common stockholders should not be considered measures of financial performance under GAAP, and the items excluded from such measures are significant components in understanding and assessing financial performance. These measures should not be considered in isolation or as an alternative to the comparable GAAP measures as presented in the consolidated financial statements.
The following table reconciles net income as reflected in the consolidated statements of operations to adjusted net gain attributable to common stockholders used to calculate adjusted net gain per share attributable to common stockholders:

	Three Months Ended March 31,
	2024	2023
Consolidated Statements of Operations Data:
Net income	$24.3	$1.2
Plus (minus):
Net income attributable to non-controlling interests	(36.7)	(26.1)
Equity-based compensation expense	4.9	4.2
Transaction, integration and acquisition costs	18.9	12.8
Net loss on disposals, consolidations and deconsolidations	1.5	10.5
Litigation settlements and regulatory change impact	(1.2)	8.0
Other	0.4	—
Adjusted net income attributable to common stockholders	$12.1	$10.6

Adjusted net income per share attributable to common stockholders
Basic	$0.10	$0.08
Diluted	$0.10	$0.08
Weighted average common shares outstanding
Basic	125,972	125,206
Diluted	127,357	126,611

Contact
Surgery Partners Investor Relations
(615) 234-8940
IR@surgerypartners.com